UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

AMYLIN PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)
N.A.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 24, 2009

Dear Fellow Amylin Shareholder:

        You have an important decision to make. You can elect a board whose management team has successfully developed and commercialized two products and is poised to deliver a potentially transformational drug—exenatide once weekly. Or you can elect individuals nominated by Carl Icahn and Eastbourne Capital Management, L.L.C. who offer no real strategy beyond cutting costs and selling the Company before you can realize the significant upside potential of exenatide once weekly. At Amylin's Annual Meeting of Stockholders on May 27, 2009, you will have the opportunity to secure the Company's future by electing all 12 of Amylin's nominees by voting the BLUE proxy card.

YOUR BOARD OF DIRECTORS HAS PUT FORWARD A SLATE
OF HIGHLY-QUALIFIED NOMINEES

        Amylin's slate of Director nominees has:

  •
  Extensive experience in biopharmaceuticals and diabetes

  •
  Valuable sales and marketing expertise

  •
  Significant depth across all functional areas

        In addition to the 10 current Directors standing for election, we are strengthening our Board by nominating two new Director nominees: Paul N. Clark, former Chairman, Chief Executive Officer and President of Icos Corporation, and Paulo F. Costa, former President and Chief Executive Officer of Novartis U.S. Corporation. Both bring additional commercial and operational expertise in the biopharmaceutical industry, which are key attributes requested by our shareholders.

        Therefore, we strongly urge you to vote the BLUE proxy card to elect your Board's nominees.

        If you have any questions or need any assistance voting your shares, please contact Innisfree M&A Incorporated, which is assisting the Company in this matter, toll-free at (877) 717-3926.

AMYLIN HAS TAKEN THE STEPS NECESSARY TO POSITION THE COMPANY
TO ACHIEVE SIGNIFICANT GROWTH

        Amylin has brought two new diabetes products to market, and our leading drug, BYETTA® (exenatide) injection, has been used by over one million people to treat their type 2 diabetes. The Company is now poised to capitalize on its market position with the highly anticipated launch of exenatide once weekly in 2010.

        Let us explain why we are so excited about exenatide once weekly and its significant potential to enhance the value of your investment in Amylin.

        There is no drug on the market like exenatide once weekly. If approved by the FDA, exenatide once weekly will be the first once-a-week treatment for type 2 diabetes, a disease that affects over 20 million Americans. We have already completed the necessary work to submit our New Drug Application for exenatide once weekly and will do so later this quarter.

        In preparation for our commercial marketing of exenatide once weekly, we recently announced a new program, "ExenatideOne," with our partner, Eli Lilly and Company. ExenatideOne integrates the marketing, medical and development aspects of launching exenatide once weekly. This program will enable us to more efficiently market exenatide and improve our bottom line.

        In addition, we recently hired Vincent Mihalik as Chief Commercial Officer, an experienced leader who has brought many biopharmaceutical products to market in his 30 years in the industry. He is well-qualified to oversee the growth of BYETTA and SYMLIN® (pramlintide acetate) injection and successfully commercialize exenatide once weekly.

AMYLIN IS ON THE PATH TO PROFITABILITY

        The Company is well-capitalized and in a strong financial position to maximize its opportunities and deliver value to all our shareholders. We have implemented cost reductions while preserving the ability to fund R&D and the marketing of Amylin's innovative drugs. Our cost-reductions have:

  •
  Reduced operating expenses by 16% in the first quarter of 2009, compared to the same period in 2008, with further reductions planned in 2009 and 2010

  •
  Reduced our non-GAAP operating loss in the first quarter of 2009, the stated measurement of operating cash flow, to $19.9 million, a 55% improvement over the same period last year

  •
  Reduced Amylin's San Diego workforce by 25%—primarily in administration, operations and R&D

        We have made substantial progress toward our stated goal of achieving positive operating cash flow by the end of 2010.

ICAHN AND EASTBOURNE AGENDA IS NOT
IN THE BEST INTERESTS OF SHAREHOLDERS

        Over the course of our conversations with Mr. Icahn and Eastbourne, it has become abundantly clear that their goal is the sale of Amylin. We strongly believe that this agenda is not in the best interests of Amylin's shareholders. Your Board and management believe that a sale of the Company in the near-term would undervalue the return on investment we believe shareholders will realize as a result of the approval and launch of exenatide once weekly.

        Consistent with his history in several recent and current proxy fights, Mr. Icahn wants to employ a "cookie-cutter" approach to slashing costs, without any regard to the specific nature of Amylin's business. His one-size-fits-all methodology is exemplified by his identifying insurance and logistics as potential areas for additional savings, neither of which are significant components of Amylin's cost structure. His actions would undermine our efforts to prepare for and launch exenatide once weekly.

DON'T LET ICAHN AND EASTBOURNE THROW
YOUR COMPANY'S STRATEGIC PLAN OFF COURSE

        Mr. Icahn and Eastbourne show a serious lack of understanding of Amylin's business and the value-enhancing opportunities that the Company has created in the marketplace. The Company's future opportunity is tied directly to the FDA approval for and successful launch of exenatide once weekly. Their desire to disrupt the Company's operations and focus in the middle of the FDA process could potentially derail the launch preparations for exenatide once weekly. This demonstrates that both Mr. Icahn and Eastbourne fail to appreciate the sensitivities and potential shareholder value that we expect will result from the successful execution of this process.

        At the upcoming annual meeting, you have a clear choice: vote for your Board's plan, which is close to achieving its strategic objectives to build value for all shareholders, or take your chances with the Icahn and Eastbourne platform, which demonstrates a disregard for the fundamental drivers of our business.

        Neither Mr. Icahn nor Eastbourne has offered any constructive ideas as to how they would lead Amylin differently.

VOTE FOR YOUR BOARD'S SUPERIOR NOMINEES
ON THE BLUE PROXY CARD TODAY

        Amylin's slate of Director nominees has the experience and qualifications to best guide your Company at this critical juncture. We strongly believe that the loss of any of our Director nominees would be harmful to your Company and your investment.

        Your Board of Directors unanimously recommends that shareholders NOT return any White or Gold proxy card sent to you by either Mr. Icahn or Eastbourne, as returning such cards will revoke your vote on the BLUE proxy card.

        We look forward to continuing to provide patients with transformational drug therapies, thereby delivering enhanced value for all Amylin shareholders.

        Thank you for your continued support.

On Behalf of Your Board of Directors.

Sincerely,

Daniel M. Bradbury	James N. Wilson
President and Chief Executive Officer	Lead Independent Director

Your Vote Is Important, No Matter How Many Or How Few Shares You Own
If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:
INNISFREE M&A INCORPORATED Stockholders Call Toll-Free: (877) 717-3926 Banks and Brokers Call Collect: (212) 750-5833
IMPORTANT We urge you NOT to vote using any White or Gold proxy card sent to you by Icahn or Eastbourne, as doing so will revoke your vote on the BLUE proxy card.

Forward Looking Statements

        This letter contains forward-looking statements about Amylin, which involve risks and uncertainties. Our actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA or SYMLIN may be affected by competition, unexpected new data, safety and technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from period to period and may not meet market expectations; risks that any financial guidance we provide may not be accurate; risks that our clinical trials will not be completed when planned, may not replicate previous results or achieve desired end-points; risks that our preclinical studies may not be predictive; risks that our NDAs for product candidates or sNDAs for label expansion requests, such as the exenatide once weekly NDA mentioned in this letter, may not be submitted timely or receive FDA approval; risks that our expense reductions will not be as large as we expect; risks that the restructured operations for exenatide will not produce the results we expect; and other risks inherent in the drug development and commercialization process. Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA or SYMLIN. These and additional risks and uncertainties are described more fully in the Company's most recently filed Form 10-K and Form 10-Q. Amylin disclaims any obligation to update these forward-looking statements.

Note Regarding Use of Non-GAAP Financial Measures

        In this letter, Amylin refers to non-GAAP operating loss excluding non-cash items and other one-time items, which is a non-GAAP financial measure. The Company believes that investors' understanding of its progress towards its stated goal of generating positive non-GAAP operating results by the end of 2010 is enhanced by this disclosure. This non-GAAP financial measure should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

        A reconciliation of reported GAAP net loss to non-GAAP operating loss excluding non-cash items is provided in the table that follows (in thousands, unaudited):

	Quarter ended March 31,
	2009	2008
GAAP operating loss	$(45,550)	$(70,137)
Stock-based compensation	10,954	14,054
Other non-cash compensation	7,086	6,646
Depreciation and amortization	8,722	6,486
Amortization of deferred revenue	(1,071)	(1,071)
Non-GAAP operating loss	$(19,859)	$(44,022)

Additional Information and Where To Find It

        This letter may be deemed to be solicitation material in respect of the matters to be considered at the 2009 Annual Meeting of Stockholders. Amylin has filed the definitive proxy statement with the Securities and Exchange Commission ("SEC") on April 20, 2009. INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE BLUE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and securityholders may obtain the proxy statement and other relevant documents free of charge at the SEC's Web site, www.sec.gov or from Amylin Investor Relations at 9360 Towne Centre Drive, San Diego, California 92121.

Participants in Solicitation

        Amylin and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the 2009 Annual Meeting of Stockholders. Information regarding the interests of Amylin's directors and executive officers in the proxy contest are included in Amylin's definitive proxy statement.